Exhibit 3.1

THE COMPANIES ACT

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION OF

SHOUTI INC.

(adopted by a special resolution dated July 30, 2021, and effective on July 30, 2021)

1.	The name of the Company is ShouTi Inc.

2.	The Registered Office of the Company shall be at the offices of International Corporation Services Ltd., PO Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Companies Act.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a licence is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

8.	The authorised share capital of the Company is US$50,000 divided into (a) 443,298,587 Ordinary Shares of a par value of US$0.0001 each and (b) 56,701,413 Preferred Shares of a par value of US$0.0001 each.

9.	The Company may exercise the power contained in the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

THE COMPANIES ACT

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION OF

SHOUTI INC.

(adopted by a special resolution dated July 30, 2021, and effective on July 30, 2021)

Table A

The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.

INTERPRETATION

1.	Definitions

1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Additional Ordinary Shares	has the meaning set forth in Article 3.3(d)(i) hereof;
Articles	these Fourth Amended and Restated Articles of Association, as amended and/or restated from time to time;
Auditor	the person for the time being performing the duties of auditor of the Company (if any);
Automatic Conversion Time	has the meaning set forth in Article 3.3(b) hereof;
Board	the board of directors appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;
BVF	collectively, Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P. and Biotechnology Value Trading Fund OS, L.P.
Capital Account	has the meaning set forth in Article 65.1 hereof;
Chairman	the chairman of the Board;
Closing	has the meaning given such term in the Series B Purchase Agreement;
Code	the U.S. Internal Revenue Code of 1986, as amended;
Company	the company for which these Articles are approved and confirmed;

Conversion Price	has the meaning set forth in Article 3.3(a) hereof;
Convertible Securities	any bonds, debentures, notes or other evidences of indebtedness, and any warrants, shares or any other securities convertible into, exercisable for, or exchangeable for, Ordinary Shares, but excluding Options;
Director	a director of the Company;
Dividend	includes an interim dividend;
Exempted Securities	has the meaning set forth in Article 3.3(d)(i) hereof;
Imputed Underpayment Amount	has the meaning set forth in Article 19.4 hereof;
Interested Transaction	has the meaning set forth in Article 50.4 hereof;
Law	the Companies Act of the Cayman Islands and every modification, reenactment or revision thereof for the time being in force;
Liquidation Event	has the meaning set forth in Article 3.2(a) hereof;
Member	the person registered in the Register of Members as the holder of Shares in the capital of the Company and, when two or more persons are so registered as joint holders of Shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;
Memorandum	the Fourth Amended and Restated Memorandum of Association of the Company, as amended and/or restated from time to time;
Month or month	calendar month;
Notice	written notice as further provided in these Articles unless otherwise specifically stated;
Officer	any person appointed by the Board to hold an office in the Company;
Options	rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities;
Ordinary Director	has the meaning set forth in Article 38 hereof;
Ordinary Share	an ordinary share of US$0.0001 par value in the capital of the Company having the rights attaching to it set out herein;
Ordinary Resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of Shares) of the Company by a simple majority of the votes cast, or a unanimous written resolution passed by all Members entitled to vote;

Original Issue Price	US$2.0313 per Series A+ Preferred Share, and US$4.0483 per Series B Preferred Share, as the case may be, in each case, as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Share;
Paid-Up	paid-up or credited as paid-up;
Preferred Directors	has the meaning set forth in Article 38 hereof;
Preferred Majority	the holders of at least a majority of the then outstanding Preferred Shares, voting together as a single class on an as-converted basis;
Preferred Share	a preferred share of any series of US$0.0001 par value in the capital of the Company having the rights attaching to it set out herein;
Qualified IPO	has the meaning set forth in Article 3.3(b) hereof;
Redemption Date	the Series A Redemption Date, the Series A+ Redemption Date, and/or the Series B Redemption Date, as the case may be;
Redemption Price	the Series A Redemption Price, the Series A+ Redemption Price, and/or the Series B Redemption Price, as the case may be;
Redemption Start Date	has the meaning set forth in Article 3.5(b)(i) hereof;
Register of Directors and Officers	the register of directors and officers referred to in these Articles;
Register of Members	the register of Members referred to in these Articles;
Registered Office	the registered office for the time being of the Company;
Requisite Preferred Directors	at least one Series B Director, at least one Series A+ Director and at least one Series A Director;
Seal	the common seal or any official or duplicate seal of the Company;
Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;
Series A Directors	has the meaning set forth in Article 38 hereof;
Series A Initial Closing Date	April 29, 2019

Series A Majority	the holders of a majority of the then outstanding Series A Preferred Shares, voting together as a Series separate class;
Series A Preferred Share	a Preferred Share designated as a Series A Preferred Share on allotment and issue having the rights attaching to it set out herein;
Series A Redemption Date	has the meaning set forth in Article 3.5(d)(i) hereof;
Series A Redemption Notice	has the meaning set forth in Article 3.5(d) ii) hereof;
Series A Redemption Price	has the meaning set forth in Article 3.5(d)(i) hereof;
Series A+ Directors	has the meaning set forth in Article 38 hereof;
Series A/A+ Preferred Shares	collectively, the Series A Preferred Shares and the Series A+ Preferred Shares; and the “Series A/A+ Preferred Share” shall mean any of the Series A Preferred Shares and/or the Series A+ Preferred Shares;
Series A+ Majority	the holders of at least fifty-one percent (51%) of the then outstanding Series A+ Preferred Shares, voting together as a separate class;
Series A+ Preferred Share	a Preferred Share designated as a Series A+ Preferred Share on allotment and issue having the rights attaching to it set out herein;
Series A+ Redemption Date	has the meaning set forth in Article 3.5(c)(i) hereof;
Series A+ Redemption Date Notice	has the meaning set forth in Article 3.5(c)(ii) hereof;
Series A/A+ Redemption Price	has the meaning set forth in Article 3.5(c)(ii) hereof;
Series B Director	has the meaning set forth in Article 38 hereof;
Series B Majority	the holders of at least seventy-one percent (71%) of the then outstanding Series B Preferred Shares, voting together as a separate class;
Series B Preferred Share	a Preferred Share designated as a Series B Preferred Share on allotment and issue having the rights attaching to it set out herein;
Series B Purchase Agreement	the Series B Preferred Share Purchase Agreement dated July 30, 2021, by and among the Company and the other parties set forth therein (as the same may be amended from time to time);
Series B Redemption Date	has the meaning set forth in Article 3.5(b)(i) hereof;
Series B Redemption Notice	has the meaning set forth in Article 3.5(b)(ii) hereof;

Series B Redemption Price	has the meaning set forth in Article 3.5(b)(i) hereof;
Share or Shares	share or shares in the capital of the Company and includes a fraction of a share and includes, without limitation, any Ordinary Share and Preferred Share;
Special Resolution	a resolution passed as such at a general meeting (or, if so specified, a meeting of Members holding a class of Shares) of the Company by a majority of not less than two thirds of the votes cast, as provided in the Law, or a unanimous written resolution passed as such by all Members entitled to vote as provided in Article 30.1 hereof;
Subsidiary Trade Sale	has the meaning set forth in Article 3.2(c) hereof;
Withholding Payment	has the meaning set forth in Article 19.4 hereof;
Written Resolution	a resolution passed in accordance with Article 36 or 58 hereof; and
Year or year	calendar year.

1.2	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof; and

(f)	unless otherwise provided herein, words or expressions defined in the Law shall bear the same meaning in these Articles.

1.3	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

1.5	Sections 8 and 19 of the Electronic Transactions Act (as amended) of the Cayman Islands shall not apply.

SHARES

2.	Power to Issue Shares

2.1	Subject to the Memorandum and to the provisions of Articles 3 and 4 hereof and without prejudice to any special rights previously conferred on the holders of any existing Shares or class of Shares, the Board shall have the power to allot and issue two classes of Shares of the Company (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of Shares) to be designated, respectively, as Ordinary Shares and Preferred Shares. The Preferred Shares may be allotted and issued from time to time in one or more series. The series of Preferred Shares shall be designated prior to their allotment and issue; provided, however, (a) 19,200,000 Preferred Shares are designated “Series A Preferred Shares” as of the adoption of these Articles, (b) 12,799,681 Preferred Shares are hereby designated “Series A+ Preferred Shares” as of the adoption of these Articles, and (c) 24,701,732 Preferred Shares are hereby designated “Series B Preferred Shares” as of the adoption of these Articles. In the event that any Preferred Shares shall be converted pursuant to Article 3.3 hereof, the Preferred Shares so converted shall be redeemed and cancelled and the Members may thereafter take such appropriate action as may be necessary to reduce the authorized number of Preferred Shares accordingly. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and the Members may thereafter take such appropriate action as may be necessary to reduce the authorized number of Preferred Shares accordingly.

2.2	The Company shall not issue Shares to bearer.

3.	Preferred Shares

Certain rights, preferences, privileges and limitations of Preferred Shares are as follows:

3.1	Dividends. The holders of outstanding Preferred Shares shall be entitled, on a pari passu basis, to participate ratably (on an as if converted to Ordinary Shares basis) in the payment of any Dividends when, as and if declared by the Board on the Ordinary Shares. Such Dividends shall not be cumulative, and no rights shall accrue to the holders of Preferred Shares by reason of the fact that Dividends on such Shares are not declared or paid in any prior year.

3.2	Liquidation Preference.

(a)	Liquidation Event. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (a “Liquidation Event”), the holders of Ordinary Shares and Preferred Shares shall, subject to the Law and these Articles, be entitled to receive amounts according to the following arrangements:

(i)	The holders of Series B Preferred Shares shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of Series A/A+ Preferred Shares, Ordinary Shares or any other equity securities of the Company, by reason of their ownership thereof, an amount equal to the Original Issue Price per Series B Preferred Share then held by them, plus all declared but unpaid Dividends with respect to such Series B Preferred Share. If upon the occurrence of a Liquidation Event, the assets and funds of the Company available to be distributed among the holders of Series B Preferred Shares shall be insufficient to permit the payment to the holders of Series B Preferred Shares of the full preferential amount due to them for their Series B Preferred Shares under this Article 3.2(a)(i), the entire assets and funds of the Company legally available for distribution to them shall be distributed ratably among the holders of Series B Preferred Shares in proportion to the preferential amount to which each such holder would otherwise be entitled.

(ii)	Upon the completion in full of the distribution required to be paid to the holders of Series B Preferred Shares by the preceding Article 3.2(a)(i), the holders of Series A/A+ Preferred Shares shall be entitled to receive, on a pari passu basis and prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of Ordinary Shares or any other equity securities of the Company (excluding the Series B Preferred Shares), by reason of their ownership thereof, an amount equal to the applicable Original Issue Price per Series A/A+ Preferred Share then held by them, plus all declared but unpaid Dividends with respect to such Series A/A+ Preferred Share. If upon the occurrence of a Liquidation Event, the assets and funds of the Company available to be distributed among the holders of Series A/A+ Preferred Shares shall be insufficient to permit the payment to the holders of Series A/A+ Preferred Shares of the full preferential amount due to them for their Series A/A+ Preferred Shares, the entire remaining assets and funds of the Company legally available for distribution to them shall be distributed ratably among the holders of Series A/A+ Preferred Shares in proportion to the preferential amount to which each such holder would otherwise be entitled.

(iii)	Upon the completion in full of the distributions required by the preceding Articles 3.2(a)(i) and 3.2(a)(ii), the entire remaining assets and funds of the Company legally available for distribution shall be distributed with equal priority among the holders of Preferred Shares and the holders of Ordinary Shares, pro rata based on the number of Shares held by each such holder, treating for such purpose all Preferred Shares as if they had been converted to Ordinary Shares pursuant to Article 3.3 hereof, until such time as the aggregate amount distributed to the holders of Preferred Shares under Articles 3.2(a)(i), (ii) and (iii) is equal to three (3) times the applicable Original Issue Price per Preferred Share then held by them.

(iv)	Upon the completion of the distribution required by the preceding Articles 3.2(a)(i), 3.2(a)(ii) and 3.2(a)(iii), the entire remaining assets and funds of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of Ordinary Shares. Notwithstanding the above, for purposes of determining the amount each holder of Preferred Shares is entitled to receive with respect to a Liquidation Event, each such holder of Preferred Shares shall be deemed to have converted (regardless of whether such holder actually converted or not) such holder’s Preferred Shares into Ordinary Shares immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert Preferred Shares into Ordinary Shares. If any such holder shall be deemed to have converted Preferred Shares into Ordinary Shares pursuant to this paragraph (iv), then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Shares that have not converted (or have not been deemed to have converted) into Ordinary Shares.

(b)	Subsidiary Trade Sale. In the event of any Subsidiary Trade Sale, subject to the Law and these Articles, the entirety of the consideration received by the Company for such Subsidiary Trade Sale (net of any retained liabilities associated with the transaction, as determined in good faith by the Directors) that is legally available for distribution shall be distributed by the Company with equal priority among the holders of Preferred Shares and Ordinary Shares, pro rata based on the number of Shares held by such holder, treating for such purpose all Preferred Shares as if they had been converted to Ordinary Shares pursuant to Article 3.3 hereof. The Company shall not have the power to effect a Subsidiary Trade Sale in which the resulting proceeds are not distributed to the holders of Shares in accordance with the foregoing sentence.

(c)	Certain Definitions. For purposes of this Article 3.2, unless waived in writing by the Series A Majority, the Series A+ Majority and the Series B Majority, a Liquidation Event shall be deemed to be occasioned by, or to include (without in any way limiting the original meaning of Liquidation Event): (i) the acquisition of the Company or of at least fifty percent (50%) of all of the outstanding Shares (on an as-converted basis) of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, amalgamation, consolidation or share purchase, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company) unless the Company’s shareholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold a majority of the voting power of the surviving or acquiring entity (or its parent); (ii) a sale, lease or other disposition (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company (or any series of related transactions resulting in such sale, lease or other disposition of all or substantially all of the assets of the Company); or (iii) an exclusive, irrevocable license to all or substantially all of the intellectual property of the Company (or any series of related transactions resulting in such exclusive, irrevocable license to all or substantially all the intellectual property of the Company). A “Subsidiary Trade Sale” shall mean (x) the acquisition of a subsidiary of the Company or of at least fifty percent (50%) of all of the outstanding capital stock (on an as- converted basis) of such subsidiary by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, amalgamation, consolidation or share purchase, but excluding any merger effected exclusively for the purpose of changing the domicile of subsidiary) unless such subsidiary’s shareholder(s) of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued as consideration for such subsidiary’s acquisition or sale or otherwise) hold a majority of the voting power of the surviving or acquiring entity (or its parent); (y) a sale, lease or other disposition (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of a subsidiary of the Company (or any series of related transactions resulting in such sale, lease or other disposition of all or substantially all of the assets of such subsidiary); or (z) an exclusive, irrevocable license to all or substantially all of the intellectual property of a subsidiary of the Company (or any series of related transactions resulting in such exclusive, irrevocable license to all or substantially all of the intellectual property of such subsidiary), in each case, excluding any transaction or series of related transactions that would otherwise constitute a Liquidation Event. For clarity, any transaction or series of related transactions in which all or substantially all of the value of the Company and its subsidiaries, taken as a whole (as determined in good faith by a majority of the Board of Directors, including at least one Series B Director), is transferred, sold, exclusively licensed or otherwise disposed of, then such transaction or series of related transactions shall not be a Subsidiary Trade Sale, but shall instead constitute a Liquidation Event.

(d)	Amount Deemed Paid or Distributed. In any of the events specified in Article 3.2(c) above, if the consideration received by the Company or its shareholders (or any subsidiary of the Company and such subsidiary’s shareholders(s)) is other than cash, its value will be deemed its fair market value as determined (unless otherwise provided for herein) in good faith by the Directors, including the approval of the Requisite Preferred Directors.

(e)	Allocation of Contingent Consideration. In the event of a deemed Liquidation Event pursuant to Article 3.2(c)(i), if any portion of the consideration payable to the shareholders of the Company is placed into escrow and/or is payable to the shareholders of the Company subject to contingencies, the definitive agreement with respect to such deemed Liquidation Event shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of share capital of the Company in accordance with Article 3.2(a) as if the Initial Consideration were the only consideration payable in connection with such deemed Liquidation Event and (b) any additional consideration that becomes payable to the shareholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of share capital of the Company in accordance with Article 3.2(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.3	Conversion. The holders of Preferred Shares shall have conversion rights as follows:

(a)	Right to Convert. Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Share at the office of the Company or any transfer agent for such Share, subject to Article 3.3(g)(i) hereof, into such number of fully-paid and non- assessable Ordinary Shares as is determined by dividing (i) the applicable Original Issue Price by the Conversion Price applicable to such Preferred Share, determined as hereinafter provided, in effect on the date the certificate is surrendered by such holder to the Company or the transfer agent for conversion; provided that such holder may waive such option to convert upon written notice to the Company. The initial “Conversion Price” shall be US$1.6667 per Series A Preferred Share, US$2.0313 per Series A+ Preferred Share, and US$4.0483 per Series B Preferred Share, as the case may be. Such initial Conversion Price shall be subject to adjustment as set forth in this Article 3.3.

(b)	Automatic Conversion. Each Preferred Share shall automatically be converted, subject to Article 3.3(g)(i) hereof, into Ordinary Shares at the applicable Conversion Price at the time in effect for such Share immediately upon the earlier of: (i) the consummation of an initial public offering of the Ordinary Shares on an internationally recognized stock exchange (which may include, without limitation, the Hong Kong Exchange, the New York Stock Exchange or the NASDAQ Stock Market, but which shall not include the National Equities Exchange and Quotations of China) at a public offering price per share price that implies a market capitalization of the Company immediately prior to the offering of not less than US$400,000,000, and having an aggregate offering amount of not less than US$60,000,000 (a “Qualified IPO”), provided, however, if the per share price to the public in the Qualified IPO is less than the Original Issue Price for the Series B Preferred Shares in effect on the date of, and immediately prior to, the Qualified IPO, the automatic conversion of the Series B Preferred Shares into the Ordinary Shares pursuant to this Article 3.3(b)(i) shall be subject to the prior consent of the Series B Majority, or (ii) the date specified by the written consent or agreement of the Series A Majority, the Series A+ Majority and the Series B Majority (the earlier of (i) and (ii), the “Automatic Conversion Time”) . Upon such automatic conversion, any declared and unpaid Dividends shall be paid in accordance with the provisions of Article 3.3(c).

(c)	Mechanics of Conversion. Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares pursuant to Article 3.3(a) hereof, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares, and shall give written notice to the Company, at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. In the event of an automatic conversion pursuant to Article 3.3(b) hereof, the Company shall give written notice to all of the holders of record of Preferred Shares of the Automatic Conversion Time and the place designated for surrender of the certificates representing Preferred Shares. At the Automatic Conversion Time, all then outstanding Preferred Shares shall be converted into Ordinary Shares, which Ordinary Shares shall be deemed to be outstanding of record, automatically and without any further action by the holders of such shares and whether or not the certificate or certificates representing the converted Preferred Shares are surrendered to the Company or its transfer agent. The Company shall, as soon as practicable after receipt of the certificate or certificates in the case of a conversion pursuant to Article 3.3(a) hereof or after the Automatic Conversion Time in the case of a conversion pursuant to Article 3.3(b) hereof, issue and deliver to each applicable holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any declared but unpaid Dividends on the converted Preferred Shares, which Dividends, notwithstanding anything to the contrary in these Articles, shall be payable in cash or in kind (in the event of a share dividend) at such holder’s option. Such conversion may be made in any manner permitted by applicable law, including (without limitation) by redemption and cancellation of the Preferred Shares and issuance of new Ordinary Shares in consideration for them, and shall be deemed to have been made when the corresponding entries have been made in the Register of Members, and the person or persons or entity or entities entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with an public offering of the Company’s securities, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing of the sale of securities pursuant to such offering, in which event the person or persons or entity or entities entitled to receive the Ordinary Shares upon conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until the Register of Members is updated immediately prior to the closing of such sale of securities.

(d)	Adjustments to Conversion Price for Diluting Issuances.

(i)	Special Definition. “Additional Ordinary Shares” shall mean all Ordinary Shares issued (or, pursuant to Article 3.3(d)(iii) hereof, deemed to be issued) by the Company after the date on which these Articles are adopted, other than (the following, collectively, the “Exempted Securities”):

(aa)	Ordinary Shares issued or issuable upon conversion of Preferred Shares;

(bb)	Ordinary Shares, Options or Convertible Securities issued or issuable as a Dividend or distribution on Preferred Shares or pursuant to any event for which adjustment is made pursuant to Article 3.3(e) or 3.3(f) hereof;

(cc)	Ordinary Shares, Options or Convertible Securities issued or issuable to any employee, officer or Director of, or consultant to, the Company or any of its subsidiaries pursuant to a plan, agreement or similar arrangement approved by the Board, including the Requisite Preferred Directors;

(dd)	Ordinary Shares or Convertible Securities issued or issuable upon the occurrence of any contingent right or the exercise of any Option, or Ordinary Shares issued or issuable upon the conversion or exchange of any Convertible Security, in each case, that is outstanding on the date of the Closing;

(ee)	Ordinary Shares, Options or Convertible Securities issued or issuable to any bank, equipment lessor or other institutional lender pursuant to any debt financing or equipment leasing transaction, in each case as approved by the Board, including the Requisite Preferred Directors;

(ff)	Ordinary Shares, Options or Convertible Securities issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, in each case as approved by the Board, including the Requisite Preferred Directors, and provided that any such issuance is primarily for reasons other than financing;

(gg)	Ordinary Shares, Options or Convertible Securities issued or issuable as acquisition consideration pursuant to the acquisition of another entity by the Company by merger, amalgamation, consolidation, scheme of arrangement, purchase of all or substantially all of the assets or capital stock of such entity or other reorganization, each as approved by the Board, including the Requisite Preferred Directors, and provided that any such issuance is primarily for reasons other than financing;

(hh)	Preferred Shares issued pursuant to the Series B Purchase Agreement; and

(ii)	Ordinary Shares, Options, Convertible Securities or other securities that are expressly determined not to be Additional Ordinary Shares hereunder in writing by the Preferred Majority.

(ii)	No Adjustment of Conversion Price. No adjustment in the applicable Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the applicable Conversion Price in effect on the date of, and immediately prior to, such issuance, as provided for by Article 3.3(d)(iv) hereof. No adjustment in the applicable Conversion Price otherwise required by this Article 3.3 shall affect any Ordinary Shares issued upon conversion of any Preferred Share prior to such adjustment.

(iii)	Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the date on which the first Series B Preferred Share is issued shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Article 3.3(d)(v) hereof) of such Additional Ordinary Shares would be less than the applicable Conversion Price, as provided for by Article 3.3(d)(iv) hereof, in effect on the date of and immediately prior to such issue or record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(aa)	no further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(bb)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(cc)	no readjustment pursuant to the immediately preceding paragraph (bb) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of: (i) the applicable Conversion Price on the original adjustment date or (ii) the applicable Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date;

(dd)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that shall not have been exercised, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(i)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(ii)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 3.3(d)(v) hereof) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(ee)	if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Article 3.3(d)(iii) as of the actual date of their issuance.

(iv)	Adjustment of the Conversion Price Upon Issuance of Additional Ordinary Shares. In the event the Company shall, at any time after the date on which the first Series B Preferred Share is issued, issue Additional Ordinary Shares (including Additional Ordinary Shares deemed to be issued pursuant to Article 3.3(d)(iii) hereof) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of, and immediately prior to, such issuance, then and in such event, such Conversion Price shall be reduced, concurrently with such issuance, to a price determined by multiplying such Conversion Price immediately prior to such issuance by a fraction, the numerator of which shall be the sum of the number of Ordinary Shares outstanding immediately prior to such issue plus the number of Ordinary Shares issuable upon conversion of Preferred Shares and exercise or conversion of all Options and Convertible Securities outstanding immediately prior to such issuance plus the number of Ordinary Shares that the aggregate consideration received by the Company for the total number of Additional Ordinary Shares so issued would purchase at such applicable Conversion Price, and the denominator of which shall be the sum of the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of Ordinary Shares issuable upon conversion of Preferred Shares and exercise or conversion of all Options and Convertible Securities outstanding immediately prior to such issuance plus the number of such Additional Ordinary Shares so issued.

(v)	Determination of Consideration. For purposes of this Article 3.3(d), the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(aa)	Cash and Property. Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued Dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any Additional Ordinary Shares;

(ii)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as reasonably determined in good faith by the Directors, including the approval of the Requisite Preferred Directors; and

(iii)	in the event Additional Ordinary Shares are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received for the Additional Ordinary Shares, computed as provided in the immediately preceding paragraphs (i) and (ii), as reasonably determined in good faith by the Directors, including the approval of the Requisite Preferred Directors.

(bb)	Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 3.3(d)(iii) hereof, relating to Options and Convertible Securities, shall be determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in the immediately preceding paragraph (aa)), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (ii) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(iv)	Multiple Closing Dates. In the event the Company shall issue or sell, or shall be deemed to have issued or sold, on more than one date Additional Ordinary Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price pursuant to Article 3.3(d)(iv) above, and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then upon the final such issuance the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they had occurred on the closing date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such ninety (90) day period).

(e)	Adjustments for Share Dividends, Subdivisions or Combinations of Ordinary Shares. In the event the Company at any time after the date on which the first Series B Preferred Share is issued shall declare or pay without consideration any Dividends on the Ordinary Shares payable in Ordinary Shares or in any right to acquire Ordinary Shares, or in the event the outstanding Ordinary Shares shall be subdivided (by share split or otherwise than by payment of a Dividend in Ordinary Shares and without a corresponding adjustment to Preferred Shares), into a greater number of Ordinary Shares, the applicable Conversion Price in effect immediately prior to such dividend, declaration, payment or subdivision shall, concurrently with the effectiveness of any such event, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined (by reclassification or otherwise) into a lesser number of Ordinary Shares and without a corresponding adjustment to Preferred Shares, the applicable Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f)	Adjustments for Reclassification, Exchange and Substitution. Subject to Article 3.2(c) hereof, if the Ordinary Shares issuable upon conversion of Preferred Shares shall be changed into the same or a different number of Shares of any other series of Shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of Shares provided for in Article 3.3(e) above), then, concurrently with the effectiveness of such reorganization or reclassification, each Preferred Share shall be convertible into, in lieu of the number of Ordinary Shares which the holder of such Preferred Share would otherwise have been entitled to receive, a number of Shares of such other series of Shares which a holder of the number of Ordinary Shares deliverable upon conversion of such Preferred Share immediately before that change would have been entitled to receive in such reorganization or reclassification; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors, including a majority of the Preferred Directors) shall be made in the application of the provisions of this Article 3.3 with respect to the rights and interests thereafter of the holders of Preferred Shares, to the end that the provisions set forth in this Article 3.3 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any stock, securities or other property thereafter deliverable upon the conversion of Preferred Shares.

(g)	No Fractional Shares and Certificate as to Adjustments.

(i)	No fractional Shares shall be issued upon the conversion of any Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole Share (with one-half being rounded upward). Fractional Shares to be rounded to the nearest whole Share (with one-half being rounded upward) shall be determined on the basis of the total number of Preferred Shares the holder thereof is at the time converting into Ordinary Shares and the number of Ordinary Shares issuable upon such aggregate conversion.

(ii)	Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Article 3.3, the Company, at its expense, shall promptly (but in any event no later than ten (10) days thereafter) compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares and in no event later than ten (10) days thereafter, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property that at the time would be received upon the conversion of a Preferred Share.

(h)	Notices of Record Date. If the Company shall propose at any time:

(i)	to declare any Dividend or distribution upon Ordinary Shares, whether in cash, property, Shares or other securities, whether or not a regular cash Dividend and whether or not out of earnings or earned surplus;

(ii)	to offer for subscription pro rata to the holders of any class or series of its Shares any additional Shares of any class or series or other rights;

(iii)	to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(iv)	to enter into a merger, amalgamation, consolidation, scheme of arrangement or other business combination with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up (including any Liquidation Event (which, for avoidance of doubt, includes any deemed Liquidation Event as set forth in Article 3.2(c) hereof));

then, in connection with each such event, unless such notice is waived in its entirety or the period for notice shortened with the written consent of the Preferred Majority, the Company shall send to the holders of Preferred Shares at least ten (10) days’ prior written notice of the date on which a record shall be taken for such Dividend, distribution or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to above in (iii) and (iv).

(i)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorised but unissued share capital, solely for the purpose of effecting the conversion of Preferred Shares pursuant to these Articles, such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all then outstanding Preferred Shares. If at any time the number of authorised but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorised but unissued Ordinary Shares to such number of Shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these Articles.

(j)	Notice. Any notice required by the provisions of this Article 3.3 to be given to the holders of Preferred Shares shall be given in the same manner set forth in Article 25.

3.4	Voting Rights. Each holder of any Preferred Shares shall be entitled to the number of votes equal to that number of Ordinary Shares into which such Preferred Shares could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with these Articles, and shall be entitled to vote, together with holders of Ordinary Shares, with respect to any question upon which holders of Ordinary Shares have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all Ordinary Shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

3.5	Redemption.

(a)	Without prejudice to the conversion rights attaching thereto, the Preferred Shares shall not be redeemable at the option of the holder or holders thereof except as expressly provided in this Article 3.5.

(b)	The Company shall be obligated to redeem the Series B Preferred Shares as follows:

(i)	On or following the date of the seven (7) year anniversary of the Series A Initial Closing Date (the “Redemption Start Date”), each holder of then outstanding Series B Preferred Shares, may require the Company, to the extent it may lawfully do so, to redeem all of the outstanding Series B Preferred Shares held by such holder if, as of the date on which the request for redemption is given by such holder, the Company has failed to consummate: (x) a Qualified IPO; (y) a Liquidation Event (including, for avoidance of doubt, any deemed Liquidation Event as set forth in Article 3.2(c) hereof) with net proceeds to the Company or its shareholders of not less than US$400,000,000; or (z) one or more Subsidiary Trade Sale(s) with aggregate net proceeds to such subsidiary(ies) or its shareholder(s) of not less than US$200,000,000; provided, that the Company shall receive written notice of such election of such holder of then outstanding Series B Preferred Shares (the “Series B Redemption Election Notice”) at least sixty (60) days prior to the date on which such redemption is to occur (such date, the “Series B Redemption Date”). The foregoing right to request redemption of the Series B Preferred Shares hereunder, for clarity, may not be exercised if any of the events described in (x)-(z) in this Article 3.5(b)(i) have occurred by the Redemption Start Date. The price at which each Series B Preferred Share shall be redeemed hereunder shall be US$4.0483 (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares), plus all declared by unpaid Dividends thereon (the “Series B Redemption Price”).

(ii)	At least thirty (30) days but no more than sixty (60) days prior to the Series B Redemption Date, the Company shall send a notice (the “Series B Redemption Notice”) to all holders of record of Series B Preferred Shares (including non-electing holders) stating the existence of Series B Redemption Election Notice, the Series B Redemption Price, the Series B Redemption Date, the other mechanics of redemption and notifying any non-electing holders of their right to participate in such redemption.

(iii)	On the Series B Redemption Date, the Company shall effect the redemption of all outstanding Series B Preferred Shares requested to be redeemed by paying the Series B Redemption Price in cash in exchange for each such Series B Preferred Share; provided, however, that if on the Series B Redemption Date the Company does not have sufficient funds legally available to redeem all Series B Preferred Shares to be redeemed at the Series B Redemption Date, then it shall so notify such holders and shall redeem such Series B Preferred Shares on a pari passu basis among such holders pro rata (based on the portion of the aggregate Series B Redemption Price payable to such holders) to the extent possible, and shall redeem the remaining Series B Preferred Shares to be redeemed as soon as sufficient funds are legally available.

(iv)	On the Series B Redemption Date, each holder of Series B Preferred Shares shall surrender such holder’s certificates representing such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company in the manner and at the place designated in the Series B Redemption Notice, and thereupon the Series B Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Series B Redemption Date, unless there shall have been a default in payment of the applicable Series B Redemption Price or the Company is unable to pay the Series B Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series B Preferred Shares (except the right to receive the Series B Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that Series B Preferred Shares are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such Series B Preferred Shares shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(v)	In the event of a call for redemption of any Series B Preferred Shares, the conversion rights in Article 3.3 for such Series B Preferred Shares shall terminate as to the shares designated for redemption at the close of business on the Series B Redemption Date, unless default is made in payment of the Series B Redemption Price.

(c)	Subject to Article 3.5(e), the Company shall be obligated to redeem the Series A+ Preferred Shares as follows:

(i)	On or following the Redemption Start Date, each holder of then outstanding Series A+ Preferred Shares, may require the Company, to the extent it may lawfully do so, to redeem all of the outstanding Series A+ Preferred Shares held by such holder if, as of the date on which the request for redemption is given by such holder, the Company has failed to consummate: (x) a Qualified IPO; (y) a Liquidation Event (including, for avoidance of doubt, any deemed Liquidation Event as set forth in Article 3.2(c) hereof) with net proceeds to the Company or its shareholders of not less than US$300,000,000; or (z) one or more Subsidiary Trade Sale(s) with aggregate net proceeds to such subsidiary(ies) or its shareholder(s) of not less than US$100,000,000; provided that the Company shall receive written notice of such election of such holder of then outstanding Series A+ Preferred Shares (the “Series A+ Redemption Election Notice”) at least sixty (60) days prior to the date on which such redemption is to occur (such date, the “Series A+ Redemption Date”). The foregoing right to request redemption of the Series A+ Preferred Shares hereunder, for clarity, may not be exercised if any of the events described in (x)-(z) in this Article 3.5(c)(i) have occurred by the Redemption Start Date. The price at which each Series A+ Preferred Share shall be redeemed hereunder shall be US$2.0313 (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares), plus all declared by unpaid Dividends thereon (the “Series A+ Redemption Price”).

(ii)	At least thirty (30) days but no more than sixty (60) days prior to the Series A+ Redemption Date, the Company shall send a notice (the “Series A+ Redemption Notice”) to all holders of record of Preferred Shares (including non-electing holders) stating the existence of the Series A+ Redemption Election Notice, the Series A+ Redemption Price, the Series A+ Redemption Date, the other mechanics of redemption and notifying any non-electing holders who are entitled to participate pursuant to these Articles of their right to participate in such redemption.

(iii)	On the Series A+ Redemption Date, the Company shall effect the redemption of all outstanding Series A+ Preferred Shares requested to be redeemed by paying the Series A+ Redemption Price in cash in exchange for each such Series A+ Preferred Share; provided, however, that if on the Series A+ Redemption Date the Company does not have sufficient funds legally available to redeem all Series A+ Preferred Shares to be redeemed at the Series A+ Redemption Date, then it shall so notify such holders and shall redeem such Series A+ Preferred Shares on a pari passu basis among such holders pro rata (based on the portion of the aggregate Series A+ Redemption Price payable to such holders) to the extent possible, and shall redeem the remaining Series A+ Preferred Shares to be redeemed as soon as sufficient funds are legally available.

(iv)	On the Series A+ Redemption Date, each holder of Series A+ Preferred Shares shall surrender such holder’s certificates representing such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company in the manner and at the place designated in the Series A+ Redemption Notice, and thereupon the Series A+ Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Series A+ Redemption Date, unless there shall have been a default in payment of the applicable Series A+ Redemption Price or the Company is unable to pay the Series A+ Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series A+ Preferred Shares (except the right to receive the Series A+ Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that Series A+ Preferred Shares are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such Series A+ Preferred Shares shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(v)	In the event of a call for redemption of any Series A+ Preferred Shares, the conversion rights in Article 3.3 for such Series A+ Preferred Shares shall terminate as to the shares designated for redemption at the close of business on the Series A+ Redemption Date, unless default is made in payment of the Series A+ Redemption Price.

(d)	Subject to Article 3.5(e) and Article 3.5(f), the Company shall be obligated to redeem the Series A Preferred Shares as follows:

(i)	On or following the Redemption Start Date, each holder of then outstanding Series A Preferred Shares, may require the Company, to the extent it may lawfully do so, to redeem all of the outstanding Series A Preferred Shares held by such holder if, as of the date on which the request for redemption is given by such holder, the Company has failed to consummate: (x) a Qualified IPO; (y) a Liquidation Event (including, for avoidance of doubt, any deemed Liquidation Event as set forth in Article 3.2(c) hereof) with net proceeds to the Company or its shareholders of not less than US$60,000,000; or (z) one or more Subsidiary Trade Sale(s) with aggregate net proceeds to such subsidiary(ies) or its shareholder(s) of not less than US$60,000,000; provided that the Company shall receive written notice of such election of such holder of then outstanding Series A Preferred Shares (the “Series A Redemption Election Notice”) at least sixty (60) days prior to the date on which such redemption is to occur (such date, the “Series A Redemption Date”). The foregoing right to request redemption of the Series A Preferred Shares hereunder, for clarity, may not be exercised if any of the events described in (x)-(z) in this Article 3.5(d)(i) have occurred by the Redemption Start Date. The price at which each Series A Preferred Share shall be redeemed hereunder shall be US$1.6667 (as adjusted for any share Dividends, combinations, reclassifications or splits with respect to such Shares), plus all declared by unpaid Dividends thereon (the “Series A Redemption Price”).

(ii)	At least thirty (30) days but no more than sixty (60) days prior to the Series A Redemption Date, the Company shall send a notice (the “Series A Redemption Notice”) to all holders of record of Preferred Shares (including non-electing holders) stating the existence of the Series A Redemption Election Notice, the Series A Redemption Price, the Series A Redemption Date, the other mechanics of redemption and notifying any non-electing holders of their right to participate in such redemption.

(iii)	On the Series A Redemption Date, the Company shall effect the redemption of all outstanding Series A Preferred Shares requested to be redeemed by paying the Series A Redemption Price in cash in exchange for each such Series A Preferred Share; provided, however, that if on the Series A Redemption Date the Company does not have sufficient funds legally available to redeem all Series A Preferred Shares to be redeemed at the Series A Redemption Date, then it shall so notify such holders and shall redeem such Series A Preferred Shares on a pari passu basis among such holders pro rata (based on the portion of the aggregate Series A Redemption Price payable to such holders) to the extent possible, and shall redeem the remaining Series A Preferred Shares to be redeemed as soon as sufficient funds are legally available.

(iv)	On the Series A Redemption Date, each holder of Series A Preferred Shares shall surrender such holder’s certificates representing such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company in the manner and at the place designated in the Series A Redemption Notice, and thereupon the Series A Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. From and after the Series A Redemption Date, unless there shall have been a default in payment of the applicable Series A Redemption Price or the Company is unable to pay the Series A Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series A Preferred Shares (except the right to receive the Series A Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that Series A Preferred Shares are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such Series A Preferred Shares shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(v)	In the event of a call for redemption of any Series A Preferred Shares, the conversion rights in Article 3.3 for such Series A Preferred Shares shall terminate as to the shares designated for redemption at the close of business on the Series A Redemption Date, unless default is made in payment of the Series A Redemption Price.

(e)	The Series B Preferred Shares shall rank senior to the Series A/A+ Preferred Shares in right of payment with respect to the redemption of such shares. Notwithstanding anything in Article 3.5(b), Article 3.5(c) or Article 3.5(d) to the contrary, if the Company shall have received a redemption request from any holder of Preferred Shares pursuant to Article 3.5(b), Article 3.5(c) or Article 3.5(d), it shall not redeem any Series A/A+ Preferred Shares until all of the Series B Preferred Shares outstanding (excluding any Series B Preferred Shares which the holder thereof elects not to be redeemed pursuant to this Article 3.5) have been redeemed by the Company.

(f)	The Series A+ Preferred Shares and the Series A Preferred Shares shall rank junior to the Series B Preferred Shares in right of payment with respect to the redemption of Series A Preferred Shares and Series A+ Preferred Shares. The Series A+ Preferred Shares and the Series A Preferred Shares shall rank pari passu among such shares in right of payment with respect to the redemption of such shares. Notwithstanding anything in Article 3.5(c) or Article 3.5(d) to the contrary, if the Company shall have received a redemption request in respect of Series A+ Preferred Shares pursuant to Article 3.5(c) and a redemption request in respect of Series A Preferred Shares pursuant to Article 3.5(d) but does not have sufficient funds legally available (after redemption in full, in accordance with Article 3.5(e) hereof, of all Series B Preferred Shares) to redeem all Series A+ Preferred Shares and/or Series A Preferred Shares to be redeemed at the applicable Redemption Date, then it shall so notify such holders and shall redeem such Series A+ Preferred shares and Series A Preferred Shares on a pari passu basis among such holders pro rata (based on the portion of the aggregate Redemption Price payable to such holders) to the extent possible, and shall redeem the remaining Series A+ Preferred Shares and Series A Preferred Shares to be redeemed as soon as sufficient funds are legally available.

3.6	Protective Provisions.

(a)	So long as any Preferred Shares are outstanding, the Company shall not take any of the following actions, whether by merger, amalgamation, consolidation, other business combinations, scheme of arrangement, amendment or otherwise, without first obtaining the approval (by vote or written consent) of the Preferred Majority; provided, however, that if any actions of the Company with a consequence of amending, altering or affecting any series of Preferred Shares, or the rights, preferences and privileges of such series of Preferred Shares, in a disproportionate and adverse manner than the effect of such actions on any other series Preferred Shares, written consent of the holders of a majority of such series of Preferred Shares so disproportionately and adversely amended, altered or affected, shall be obtained:

(i)	liquidate, dissolve or wind-up the affairs of the Company or any subsidiary of the Company, or effect any merger, consolidation or Liquidation Event (including, for avoidance of doubt, any deemed Liquidation Event as set forth in Article 3.2(c) hereof) of the Company or any subsidiary of the Company;

(ii)	amend, alter, or repeal any provision of the Memorandum or these Articles in a manner adverse to the Preferred Shares;

(iii)	create, or authorize the creation of, or issue any other security convertible into or exercisable for any equity security having rights, preferences or privileges senior to or on parity with the Preferred Shares, including an increase in the number of authorized Preferred Shares (excluding any issuance of Preferred Shares pursuant to the terms of the Series B Purchase Agreement);

(iv)	issue any equity security, or any security convertible into or exercisable for any equity security, having rights, preferences or privileges junior to the Preferred Shares, in each case, other than Exempted Securities or any other issuance approved by the Board, including the affirmative vote of all Preferred Directors;

(v)	purchase or redeem any Shares (other than (A) the repurchase of any Ordinary Shares, Options or Convertible Securities from employees, officers, Directors, consultants or other persons who performed services for the Company pursuant to agreements under which the Company has the option to repurchase such Shares at the lower of the original purchase price of such securities and the then- current fair market value thereof upon termination of employment or services, as applicable, or (B) redemptions of Preferred Shares pursuant to Article 3.5 hereof), or pay any Dividend on any Shares (other than Dividends made in accordance with Article 3.1 hereof), in each case, prior to the Preferred Shares; or

(vi)	increase or decrease the authorised number of the Directors.

(b)	So long as any Series B Preferred Shares are outstanding, the Company shall not take any of the following actions, whether by merger, amalgamation, consolidation, other business combinations, scheme of arrangement, amendment or otherwise, without first obtaining the approval (by vote or written consent) of the Series B Majority; provided, however, that this Article 3.6(b) shall not apply to any actions taken in connection with an initial public offering of the Company, a Liquidation Event (including, for avoidance of doubt, any deemed Liquidation Event as set forth in Article 3.2(c) hereof), or a bona fide financing of the Company that does not affect the rights, preferences and privileges of the Series B Preferred Shares in a disproportionate and adverse manner than the effect of such actions on any other series Preferred Shares:

(i)	amend, alter, or repeal any provision of the Memorandum or these Articles in a manner adverse to the rights, preferences and privileges of the Series B Preferred Shares; or

(ii)	increase the authorized number of Series B Preferred Shares.

(c)	So long as the holders of Series A Preferred Shares, the holders of Series A+ Preferred Shares and the holders of Series B Preferred Shares are entitled to elect any Series A Director, any Series A+ Director and any Series B Director, respectively, the Company shall not, without approval of the Board, which approval must include the affirmative vote of the Requisite Preferred Directors:

(i)	issue debt securities if the Company’s aggregate indebtedness after such issuance would exceed US$2,500,000;

(ii)	make any acquisition of or investment in (whether by merger, consolidation or otherwise) any other person or entity that is not a wholly owned subsidiary;

(iii)	create any new subsidiary, or sell, transfer or otherwise dispose of (including without limitation by the issuance of new securities in a subsidiary or rights to such an issuance) any equity interest of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or a series of related transactions) of all or substantially all of the assets of such subsidiary;

(iv)	appoint the Chief Financial Officer of the Company;

(v)	materially change the compensation of the Company’s senior management;

(vi)	amend, terminate or make any equity grant under the Company’s equity incentive plan adopted by the Board;

(vii)	appoint or change the Auditors of the Company;

(viii)	approve the annual budget of the Company (or any significant change relating thereto);

(ix)	select the listing venue of the Company’s securities in any public offering; or

(x)	sell, assign, out-license, pledge, or encumber material technology or intellectual property controlled by the Company or any of its subsidiaries, other than licenses granted in the ordinary course of business.

3.7	Waiver. Any of the rights, powers, preferences or privileges of the Series A Preferred Shares (but not, for avoidance of doubt, the limitations or qualifications applicable thereto) set forth herein may be waived on behalf of all holders of Series A Preferred Shares by the affirmative written consent or vote of the holders of a majority of the outstanding Series A Preferred Shares, voting as a separate class. Any of the rights, powers, preferences or privileges of the Series A+ Preferred Shares (but not, for avoidance of doubt, the limitations or qualifications applicable thereto) set forth herein may be waived on behalf of all holders of Series A+ Preferred Shares by the affirmative written consent or vote of the holders of a majority of the outstanding Series A+ Preferred Shares, voting as a separate class. Any of the rights, powers, preferences or privileges of the Series B Preferred Shares (but not, for avoidance of doubt, the limitations or qualifications applicable thereto) set forth herein may be waived on behalf of all holders of Series B Preferred Shares by the affirmative written consent or vote of the Series B Majority. Subject to Article 3.6, any of the rights, powers, preferences or privileges set forth herein granted to the holders of the Preferred Shares as a single class (but not, for avoidance of doubt, the limitations or qualifications applicable thereto) may be waived on behalf of all holders of Preferred Shares by the affirmative written consent or vote of the Preferred Majority.

4.	Ordinary Shares.

Certain rights, preferences, privileges and limitations of the Ordinary Shares are as follows:

4.1	Dividend Provision. Subject to the preferential rights of holders of all series of Shares in the Company at the time outstanding having preferential rights as to Dividends, the holders of the Ordinary Shares shall, subject to the Law and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such Dividends as may be declared from time to time by the Directors.

4.2	Liquidation. Upon a Liquidation Event, the assets of the Company shall be distributed as provided in Article 3.2 hereof.

4.3	Voting Rights. The holder of each Ordinary Share shall have the right to one (1) vote and shall be entitled to notice of any shareholders’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

4.4	Right of First Refusal. The Company is hereby unconditionally and irrevocably granted rights of first refusal pursuant to that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated on or about the date of adoption of these Articles, by and among the Company and the other parties named therein, as such may be amended and/or restated from time to time.

5.	Redemption and Purchase of Shares.

5.1	Subject to the Law and Article 3 hereof, the Company is authorised to issue Shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member.

5.2	The Company is hereby authorised to make payments in respect of the redemption or purchase of its Shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Law.

5.3	The redemption price of a redeemable Share, or the method of calculation thereof, shall be fixed by the Directors at or before the time of issue.

5.4	Subject to the Law, the Company may purchase any Ordinary Share (including a redeemable Share) registered in the name of a person who is an employee, officer, Director, consultant, advisor, supplier or representative of the Company and who has acquired such Ordinary Shares pursuant to an agreement entered into by the Company with such holder that allows for the repurchase by the Company at the lower of the original purchase price of such securities and the then-current fair market value thereof upon termination of employment or services, as applicable, and upon such repurchase such Ordinary Shares shall be cancelled, it being expressly recognised that the foregoing constitutes the authorization of the manner of purchase of the Share in accordance with the Law. The Company may also purchase any Ordinary Share in accordance with the terms of that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement dated on or about the date of adoption of these Articles.

5.5	The redemption price may be paid in any manner authorised by these Articles for the payment of Dividends, including out of capital.

5.6	Subject to Article 3 hereof, a delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty (30) days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty (30) day deposits in the same currency.

5.7	Subject to Article 3 hereof, the Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Law (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of Shares for this purpose).

5.8	Subject as aforesaid, the Directors may determine, as they think fit, all questions that may arise concerning the manner in which the redemption of the Shares shall or may be effected.

5.9	As provided by the Law, no Share may be redeemed or purchased by the Company unless it is fully paid-up.

6.	Rights Attaching to Shares

Subject to Articles 3 and 4 hereof, the Memorandum and any resolution of the Members to the contrary and without prejudice to any special rights previously conferred thereby on the holders of any other Shares or class or series of Shares, the holders of Shares of the Company shall:

(a)	be entitled to one (1) vote per Share;

(b)	be entitled to Dividends as the Board may from time to time declare;

(c)	in the event of a liquidation, winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights applicable to that certain class or series of Shares.

7.	Calls on Shares

7.1	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the Shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

7.2	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any Shares held by him, although no part of that amount has been called up.

7.3	The Company may make arrangements on the issue of Shares for a difference between the Members in the amounts and times of payments of calls on their Shares.

8.	Joint and Several Liability to Pay Calls

The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

9.	Forfeiture of Shares

9.1	If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any Share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:

Notice of Liability to Forfeiture for Non-Payment of Call
ShouTi Inc. (the “Company”)

You have failed to pay the call of [amount of call] made on the [ ] day of [ ], 20[ ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members of the Company, on the [ ] day of [ ], 20[ ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [ ] day of [ ], 20[ ] at the registered office of the Company the share(s) will be liable to be forfeited.

Dated this [ ] day of [ ], 20[ ]

[Signature of Secretary] By Order of the Board

9.2	If the requirements of such notice are not complied with, any such Share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such Share shall thereupon become the property of the Company and may be disposed of as the Board shall determine. Without limiting the generality of the foregoing, the disposal may take place by sale, repurchase, redemption or any other method of disposal permitted by and consistent with these Articles and the Law.

9.3	A Member whose Share or Shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such Share or Shares at the time of the forfeiture and all interest due thereon.

9.4	The Board may accept the surrender of any Shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered Share shall be treated as if it had been forfeited.

10.	Share Certificates

10.1	Every Member shall be entitled to a certificate under the Seal (if any) or a facsimile thereof of the Company or bearing the signature (or a facsimile thereof) of a Director or the Secretary or a person expressly authorised to sign specifying the number and, where appropriate, the class of Shares held by such Member and whether the same are fully paid up and, if not, specifying the amount paid on such Shares. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

10.2	If any share certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid, or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

10.3	Share certificates may not be issued in bearer form.

REGISTRATION OF SHARES

11.	Register of Members

The Board shall cause to be kept in one or more books a Register of Members which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a)	the name and address of each Member, the number, and the class of Shares held by such Member and the amount paid or agreed to be considered as paid on such Shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

12.	Registered Holder Absolute Owner

12.1	The Company shall be entitled to treat the registered holder of any Share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such Share on the part of any other person.

12.2	No person shall be entitled to recognition by the Company as holding any Share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or any other right in respect of any Share except an absolute right to the entirety of the Share in the holder. If, notwithstanding this Article 12.2, notice of any trust is at the holder’s request entered in the Register of Members or on a share certificate in respect of a Share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the Share or Shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the Shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register of Members or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the Share or Shares concerned.

13.	Transfer of Registered Shares

13.1	Subject to Article 4.4 hereof, an instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:

Transfer of a Share or Shares
ShouTi Inc. (the “Company”)

FOR VALUE RECEIVED___________ [amount], I, [name of transferor] hereby sell, assign and transfer unto [transferee] of [address], [number] of shares of the Company.

DATED this [ ] day of [ ], 20[ ]

Signed by:	In the presence of:
Transferor	Witness
Transferee	Witness

13.2	Such instrument of transfer shall be signed by or on behalf of the transferor and transferee, provided that, in the case of a fully paid Share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such Share until the same has been transferred to the transferee in the Register of Members.

13.3	The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the Shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer. The Board may refuse to recognize any transfer to a party who the Board determines is a competitor of the Company or its subsidiaries or for such other reasonable reasons as the Board may determine.

13.4	The joint holders of any Share may transfer such Share to one or more of such joint holders, and the surviving holder or holders of any Share previously held by them jointly with a deceased Member may transfer any such Share to the executors or administrators of such deceased Member.

13.5	Notwithstanding any other provisions of these Articles or the terms of any agreement to which a shareholder is a party, no shareholder shall transfer any Shares without the prior written consent of the Board if (a) such transfer would cause the Company to be classified as an association taxable as a C corporation for United States federal income tax purposes, (b) such transfer of Shares would constitute a transaction effected through an “established securities market” within the meaning of the United States Treasury Regulations promulgated under Section 7704 of the Code or otherwise would cause the Company to be a “publicly traded partnership” within the meaning of Section 7704 of the Code, or (c) such transfer would cause there to be more than one hundred (100) shareholders of the Company (as determined under the Treasury Regulations promulgated under Section 7704 of the Code).

14.	Transmission of Registered Shares

14.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the Shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any Share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Law, for the purpose of this Article 14.1, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may, in its absolute discretion, decide as being properly authorised to deal with the Shares of a deceased Member.

14.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such Share, and in such case the person becoming entitled to such Share shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:

Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member
ShouTi Inc. (the “Company”)

I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [ ] day of [ ], 20[ ]

Signed by:	In the presence of:
Transferor	Witness
Transferee	Witness

14.3	On the presentation of the foregoing materials to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member. Notwithstanding the foregoing, the Board shall, in any case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the Share by that Member before such Member’s death or bankruptcy, as the case may be.

14.4	Where two or more persons are registered as joint holders of a Share or Shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said Share or Shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

ALTERATION OF SHARE CAPITAL

15.	Power to Alter Capital

15.1	Subject to the Law and these Articles, including Article 3.6 hereof, the Company may from time to time by Ordinary Resolution:

(a)	increase its share capital by such sum divided into Shares of such amounts as the resolution shall prescribe;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	subdivide its Shares or any of them into Shares of an amount smaller than that fixed by the Memorandum; or

(e)	cancel Shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its authorised share capital by the amount of the Shares so cancelled.

15.2	Subject to the Law and these Articles, including Articles 3.6 hereof, the Company may from time to time by Special Resolution reduce its share capital.

16.	Variation of Rights Attaching to Shares

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking senior thereto or pari passu therewith. The provisions of these Articles relating to general meetings shall apply to, to the extent applicable, every class meeting of the holders of one class of Shares except the necessary quorum shall be one or more persons holding or representing by proxy a majority of the issued Shares of the class and any holder of Shares of the class present in person or by proxy may demand a poll. Subject to these Articles, if, at any time, the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the written consent of the holders of at least a majority of the issued shares of that class.

DIVIDENDS AND CAPITALISATION

17.	Dividends

17.1	The Board may, subject to these Articles and any direction of the Company in general meeting, declare a Dividend to be paid on Shares in issue pursuant to Articles 3.1 and 4.1 hereof, and such Dividend may be paid in cash or wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) legally available therefor.

17.2	All Dividends and distributions shall be declared and paid according to the provisions of Articles 3 and 4 hereof.

17.3	Where the Directors determine that a Dividend shall be paid wholly or partly by the distribution of specific assets, the Directors may settle all questions concerning the value of such distribution in accordance with the provisions of Article 3.2(d) hereof.

17.4	Subject to Articles 3 and 4 hereof, Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

17.5	No unpaid Dividend shall bear interest as against the Company.

17.6	Subject to Articles 3 and 4 hereof, the Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

17.7	Subject to Article 3.3(h) hereof, the Board may fix any date as the record date for determining the Members entitled to receive any Dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

18.	Power to Set Aside Profits

18.1	The Board may, before declaring a Dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising Dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.

18.2	Subject to any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.

19.	Method of Payment

19.1	Any Dividend, interest, or other monies payable in cash in respect of the Shares may be paid by wire transfer or by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

19.2	In the case of joint holders of Shares, any Dividend, interest or other monies payable in cash in respect of Shares may be paid by wire transfer or by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any Shares any one can give an effectual receipt for any Dividend paid in respect of such Shares.

19.3	The Board may deduct from the Dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

19.4	The Company shall, to the extent required under applicable tax law, at all times be entitled to make payments with respect to any of the Company’s shareholders in amounts required to discharge any obligation of the Company to withhold from a distribution or make payments to any governmental authority with respect to any foreign or United States federal, state or local tax liability of such shareholder arising as a result of such shareholder’s interest in the Company (a “Withholding Payment”); provided, that the Company shall notify any holder of Preferred Shares prior to deducting and withholding from any amounts otherwise payable to such holder of Preferred Shares and shall cooperate with the holder of Preferred Shares in seeking to reduce or eliminate any such deduction or withholding. Any Withholding Payment made from funds withheld from a distribution will be treated as distributed to such shareholder for all purposes of these Articles. Any “imputed underpayment” within the meaning of Code Section 6225 or similar provisions of state or local law paid by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any such adjustment (collectively, an “Imputed Underpayment Amount”), shall be treated as if it were paid by the Company as a Withholding Payment with respect to the appropriate shareholder(s). The Board shall reasonably determine in good faith the portion of an Imputed Underpayment Amount attributable to each shareholder or former shareholder. The portion of the Imputed Underpayment Amount that the Board attributes to a former shareholder of the Company shall be treated as a Withholding Payment with respect to both such former shareholder and such former shareholder’s transferee(s) or assignee(s), as applicable.

20.	Capitalisation

20.1	The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued Shares to be allotted as fully paid bonus Shares pro rata to the Members.

20.2	The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for Dividend or distribution by applying such amounts in paying up in full partly paid or nil paid Shares of those Members who would have been entitled to such sums if they were distributed by way of Dividend or distribution.

MEETINGS OF MEMBERS

21.	Annual General Meetings

The Company may (but shall not be obliged to) in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and place as the Chairman shall appoint.

22.	Extraordinary General Meetings

22.1	General meetings other than annual general meetings shall be called extraordinary general meetings.

22.2	The Chairman or any two (2) Directors or the Secretary or the Company may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary.

23.	Requisitioned General Meetings

23.1	The Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than a majority of the aggregate voting power of all of the Shares (on an as-converted basis) of the Company entitled to attend and vote at general meetings of the Company, forthwith proceed to convene an extraordinary general meeting of the Company. To be effective, the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

23.2	If the Directors do not within twenty-one (21) days from the date of the requisition duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half (1/2) of the total voting rights of all of them, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety (90) days after the expiration of the above twenty-one (21) day period. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.

24.	Notice

24.1	Except as otherwise provided in Article 3.3(h) hereof, at least five (5) days’ notice of an annual general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and, if different, the record date for determining Members entitled to attend and vote at the general meeting, and, as far as practicable, the other business to be conducted at the meeting.

24.2	Except as otherwise provided in Article 3.3(h) hereof, at least three (3) days’ notice of an extraordinary general meeting shall be given to each Member entitled to attend and vote thereat, stating the date, place and time at which the meeting is to be held and the general nature of the business to be considered at the meeting, unless such notice is waived either before, at or after such meeting by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares (on an as-converted basis) of the Company entitled to attend and vote thereat.

24.3	The Board may fix any date as the record date for determining the Members entitled to receive notice of and to vote at any general meeting of the Company but, unless so fixed, as regards the entitlement to receive notice of a meeting or notice of any other matter, the record date shall be the date of dispatch of the notice and, as regards the entitlement to vote at a meeting, and any adjournment thereof, the record date shall be the date of the original meeting.

24.4	A general meeting of the Company shall, notwithstanding that it is called on shorter notice than that specified in these Articles or whether or not the notice specified in these Articles has been given, be deemed to have been properly called if it is so agreed by the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares (on an as-converted basis) of the Company entitled to attend and vote thereat.

24.5	The accidental omission to give notice of a general meeting to, or the non-receipt of a notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

25.	Giving Notice

25.1	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose.

25.2	Any notice required to be given to a Member shall, with respect to any Shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such Shares.

25.3	Any notice required by these Articles to be given to a Member shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means permitted under applicable law to the address of such Member as provided in Article 25.1 above. Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

26.	Postponement of General Meeting

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each member in accordance with the provisions of these Articles.

27.	Participating in Meetings by Telephone

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

28.	Quorum at General Meetings

28.1	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. The holders of a majority of the aggregate voting power of all of the Shares (on an as-converted basis) of the Company entitled to notice of and to attend and vote at such general meeting present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment.

28.2	If within one (1) hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

29.	Chairman to Preside

Unless otherwise agreed by a majority of those attending and entitled to vote thereat, the Chairman, if there be one, shall act as chairman at all meetings of the Members at which such person is present. In his absence a chairman shall be appointed or elected by those present at the meeting and entitled to vote.

30.	Voting on Resolutions

30.1	Except as otherwise required by the provisions of the Law and these Articles, the Ordinary Shares and the Preferred Shares shall vote together as a single class on all matters submitted to a vote of Members. Each Ordinary Share issued and outstanding shall have one (1) vote and each Preferred Share issued and outstanding shall have the number of votes equal to the number of Ordinary Shares into which such Preferred Shares are convertible pursuant to Article 3.3 hereof.

30.2	No Member shall be entitled to vote at a general meeting unless such Member has paid all the calls on all Shares held by such Member.

30.3	At any general meeting, a resolution put to the vote of the meeting shall be voted upon a show of hands unless before or on the declaration of the result of the show of hands a poll is demanded pursuant to Article 31.1 hereof. Unless a poll is demanded, on a show of hands, every Member present in person or by proxy shall have one vote. On a poll and subject to any rights or restrictions for the time being lawfully attached to any class of Shares and subject to the provisions of these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to the number of votes as provided in Article 30.1 hereof for each Share of which such person is the holder or for which such person holds a proxy.

30.4	At any general meeting if an amendment shall be proposed to any resolution under consideration and the chairman of the meeting shall rule on whether the proposed amendment is out of order, the proceedings on the substantive resolution shall not be invalidated by any error in such ruling.

30.5	At any general meeting a declaration by the chairman of the meeting that a question proposed for consideration has been carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Articles, be conclusive evidence of that fact.

31.	Power to Demand a Vote on a Poll

31.1	Notwithstanding the foregoing, a poll may be demanded by the chairman of a general meeting or any Member entitled to attend and vote at such meeting.

31.2	Where a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of Shares, every person present at such meeting shall have the number of votes as provided in Article 30.1 hereof for each Share of which such person is the holder or for which such person holds a proxy, and such vote shall be counted by ballot as described herein, or in the case of a general meeting at which one or more Members are present by telephone, in such manner as the chairman of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded. A person entitled to more than one (1) vote need not use all his votes or cast all the votes he uses in the same way.

31.3	A poll demanded for the purpose of electing a chairman of the meeting or on a question of adjournment shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place at such meeting as the chairman of the meeting may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

31.4	Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered holder in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two (2) Members or proxy holders appointed by the chairman of the meeting for the purpose and the result of the poll shall be declared by the chairman of the meeting.

32.	Voting by Joint Holders of Shares

In the case of joint holders, the vote of the senior who tenders a vote (whether in person or by proxy) shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

33.	Instrument of Proxy

33.1	An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:

Proxy
ShouTi Inc. (the “Company”)

I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members held on the [ ] day of [ ], 20[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ], 20[ ]

Member(s)

33.2	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman of the meeting, by a duly authorised officer or attorney. The instrument of proxy shall be deposited (whether physically or by way of facsimile, email or other electronic means) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourning the meeting. The chairman of the meeting may in any event, at his or her direction, direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.

33.3	A member who is the holder of two or more Shares may appoint more than one proxy to represent him and vote on his behalf.

33.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

33.5	Notwithstanding any other provisions of these Articles, an instrument of proxy may be incorporated within any subscription agreement, voting agreement or other document signed by or on behalf of the Member. In the event that an instrument of proxy is incorporated within any such agreement entered into between the Company and the Member then the above-mentioned provisions as to depositing such instrument of proxy at the Registered Office or elsewhere shall not apply.

34.	Representation of Corporate Member

34.1	A corporation or other non-natural person that is a Member may, by written instrument, authorize such person or persons as it thinks fit to act as its representative at any meeting of the Members and any person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as such corporation or other non-natural person could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

34.2	Notwithstanding the foregoing, the chairman of the meeting may accept such assurances as he thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation or other non-natural person that is a Member.

35.	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with these Articles.

36.	Written Resolutions of Members

36.1	A resolution in writing shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company, if it is signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings.

36.2	A resolution in writing may be signed by, or in the case of a Member that is a corporation (whether or not a company within the meaning of the Law) or other non-natural person, on behalf of, all the Members, or all the Members of the relevant class thereof, in as many counterparts as may be necessary.

36.3	For the purposes of this Article 36, the date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation (whether or not a company within the meaning of the Law) or other non-natural person, on behalf of, the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article 36, a reference to such date.

37.	Directors Attendance at General Meetings

The Directors of the Company shall be entitled to receive notice of, attend and be heard at any general meeting.

DIRECTORS AND OFFICERS

38.	Appointment of Directors

The Board shall initially consist of nine (9) Directors. So long as any Series B Preferred Shares are outstanding, the holders of Series B Preferred Shares, voting as a separate class, shall be entitled to elect two (2) Directors (the “Series B Directors”) at each meeting or pursuant to each consent of the Members for the election of Directors. So long as any Series A+ Preferred Shares are outstanding, the holders of Series A+ Preferred Shares, voting as a separate class, shall be entitled to elect two (2) Directors (the “Series A+ Directors”) at each meeting or pursuant to each consent of the Members for the election of Directors. So long as any Series A Preferred Shares are outstanding, the holders of Series A Preferred Shares, voting as a separate class, shall be entitled to elect two (2) Directors (the “Series A Directors”, together with the Series B Directors and the Series A+ Directors, the “Preferred Directors”) at each meeting or pursuant to each consent of the Members for the election of Directors. The holders of Ordinary Shares (other than any Ordinary Shares issued upon conversion of the Preferred Shares), voting as a separate class, shall be entitled to elect two (2) Directors (the “Ordinary Directors”) at each meeting or pursuant to each consent of the Members for the election of Directors. The remaining Director(s) (if any) shall be elected by the holders of Ordinary Shares and Preferred Shares, voting together as a single class on an as- converted basis at each meeting or pursuant to each consent of the Members for the election of Directors.

39.	Term of Office of Directors

An appointment of a Director may be on terms that the Director shall act in such capacity until and unless vacated pursuant to Article 40 hereof. The Directors may from time to time elect and remove a Chairman and determine the period for which he is to hold office. The Chairman shall preside at all meetings of the Directors, but if there be no Chairman, or if at any meeting the Chairman be not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of them to be Chairman of the meeting.

40.	Vacancy in the Office of Director

The office of Director shall be vacated if the Director:

(a)	who shall have been elected by a specified group of Members is removed during his or her term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the Shares of such specified group, given at a special meeting of such Members duly called or by an action by written consent for that purpose;

(b)	dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or an order for his detention is made under the Mental Health Act of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands; or

(d)	resigns his office by notice in writing to the Company.

Any vacancy in the Board of Directors caused as a result of one or more of the events set out in this Article 40 of any such Director who shall have been elected by a specified group of Members, may be filled by, and only by, the vote of the holders of a majority of the Shares (on an as-converted basis, if applicable) of such specified group given at a special meeting of such Members or by an action by written consent, unless otherwise agreed upon among such Members.

41.	Remuneration of Directors

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in a general meeting, be determined by the Directors as they may from time to time determine and shall be deemed to accrue from day to day. The Directors may also be paid all travel, hotel and other expenses properly incurred by them in attending and returning from the meetings of the Board, any committee appointed by the Board, general meetings of the Company, or in connection with the business of the Company or their duties as Directors generally.

42.	Defect in Appointment of Director

All acts done in good faith by the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

43.	Directors to Manage Business

Subject to the provisions of the Law and these Articles and to any directions given by a Special Resolution, the business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Law or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles, the provisions of the Law and to such directions as may be prescribed by the Company in general meeting.

44.	Powers of the Board of Directors

Without limiting the generality of Article 43 hereof, but subject to Articles 3 and 4 hereof, the Board may:

(a)	appoint, suspend, or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties;

(b)	subject to Article 3.6(c) hereof, exercise all the powers of the Company to borrow or mortgage or charge or otherwise grant a security interest in its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Directors for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board sees fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any Share, pay such commission and brokerage as may be permitted by applicable law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

In addition, except as otherwise set forth in these Articles, and subject to the terms of any written agreement to which the Company is a party, the Board shall have the power and authority to make all United States tax determinations, elections, and decisions with respect to the Company (including in connection with any tax audit or controversy involving the Company). Items of income, gain, loss, deduction, and credit of the Company shall be allocated solely for United States federal, state, and local income tax purposes among the Company’s shareholders in accordance with Article 65.

45.	Register of Directors and Officers

45.1	The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:

(a)	first name and surname; and

(b)	address.

45.2	The Board shall, within the period of thirty (30) days from the occurrence of:-

(a)	any change among its Directors and Officers; or

(b)	any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

46.	Officers

The Officers shall consist of a Secretary and such additional Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles.

47.	Appointment of Officers

The Secretary (and additional Officers, if any) shall be appointed by the Board from time to time.

48.	Duties of Officers

The Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

49.	Remuneration of Officers

Subject to Article 3.6(c) hereof, the Officers shall receive such remuneration as the Board may determine.

50.	Conflicts of Interest

50.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

50.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by applicable law.

50.3	Following a declaration being made pursuant to this Article 50, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

50.4	In addition to any further restrictions set forth in these Articles, no person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, so long as the requirements of Section 144 of the General Company Law of the State of Delaware in the United States of America (as the same shall be amended hereafter from time to time, and as the same is interpreted through applicable case law) are satisfied with respect to such Interested Transaction as if the Company were a corporation organized under the laws of the State of Delaware and subject to such Section 144.

51.	Indemnification and Exculpation of Directors and Officers

51.1	To the maximum extent permitted by applicable law, the Directors, Officers and Auditors of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer, auditor or trustee and their respective heirs, executors, administrators, and personal representatives (each of which persons being referred to in this Article 51 as an “indemnified party”) shall be indemnified and held harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

51.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability incurred by him in his capacity as a Director or Officer of the Company or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.

51.3	The indemnification and advancement of expenses provided by or granted under these Articles are not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of Members, resolution of disinterested Directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a Director or Officer of the Company.

MEETINGS OF THE BOARD OF DIRECTORS

52.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail.

53.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (in person or by telephone) or otherwise communicated or sent to such Director by post, cable, facsimile, electronic mail or other mode of representing words in a legible form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

54.	Participation in Meetings by Telephone

Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

55.	Quorum at Board Meetings

At all meetings of the Board a majority of the number of Directors elected in accordance with Article 38 hereof (which majority shall include at least one Preferred Director) shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present at any meeting at which there is a quorum, shall be the act of the Board, except as may be otherwise specifically provided in the Law, the Memorandum or these Articles. If within half an hour from the time appointed for any meeting of the Board a quorum in not present, the Directors present thereat may adjourn the meeting to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the Directors present shall constitute a quorum.

56.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number.

57.	Chairman to Preside

Unless otherwise agreed by a majority of the Directors attending, the Chairman shall act as chairman at all meetings of the Board at which such person is present. In his absence a chairman of the meeting shall be appointed or elected by the Directors present at the meeting.

58.	Written Resolutions of Directors

58.1	Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors.

58.2	A resolution in writing may be signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors in as many counterparts as may be necessary.

58.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Directors in a directors’ meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

58.4	For the purposes of this Article 58, the date of the resolution is the date when the resolution is signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Director to sign, and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article 58, a reference to such date.

59.	Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

CORPORATE RECORDS

60.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

61.	Register of Mortgages and Charges

61.1	The Directors shall cause to be kept the Register of Mortgages and Charges required by the Law.

61.2	The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

62.	Form and Use of Seal

62.1	The Company may adopt a common seal in such form as the Board may determine. The Board may adopt one or more duplicate seals for use in or outside Cayman; and, if the Directors think fit, a duplicate seal may bear on its face of the name of the country, territory, district or place where it is to be issued.

62.2	The Seal (if any) shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

62.3	Notwithstanding the foregoing, the Seal (if any) may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

ACCOUNTS

63.	Books of Account

63.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.

63.2	Such records of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

63.3	No Member (not being a Director) shall have any right of inspecting any account or book or document of the Company.

64.	Financial Year End

The financial year end of the Company shall be 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an Ordinary Resolution prescribe or allow any financial year longer than eighteen months.

65.	Allocation of Group Income for United States Income Tax Purposes

Notwithstanding any other provision in these Articles, the provisions of this Article 65 apply solely for United States federal, state and local income tax purposes with respect to any taxable periods (or portions thereof) during which the Company is classified as a “partnership” within the meaning of sections 761(a) and 7701(a)(2) of the Code and Treasury Regulations Section 301.7701-3 for United States income tax purposes (and for purposes of any similar or comparable provision of United States state or local law). For clarity, the provisions of this Article 65 shall not apply with respect to any taxable periods (or portions thereof) during which the Company is classified for United States federal income tax purposes as a “corporation” within the meaning of section 7701(a)(3) of the Code and Treasury Regulations Section 301.7701-2(b).

65.1	A separate account (each a “Capital Account”) shall be established and maintained for each of the Company’s shareholders in accordance with the provisions of section 704(b) of the Code and the Treasury Regulations thereunder and this Article 65 shall be interpreted consistently therewith. In accordance with the Treasury Regulations, each of the Company’s shareholders shall have a single Capital Account with respect to its ownership interest in the Company, even if such shareholder owns more than once class of Shares or other equity in the Company.

65.2	Net profit or net loss of the Company or, to the extent appropriate, items thereof for any relevant period shall be allocated to the Capital Accounts of the shareholders so as to ensure, to the extent possible, that the Capital Account of each of the Company’s shareholders as of the end of such period, is equal to (i) the aggregate distributions that the Company’s shareholders would be entitled to receive if all of the assets of the Company were sold for their asset values, the liabilities of the Company were paid in full (limited, with respect to nonrecourse liabilities, to the book values of the assets securing such liabilities) and the remaining proceeds were distributed in accordance with Article 3.2(a), less (ii) the sum of (x) applicable shareholder’s share of the “partnership minimum gain” and “partner nonrecourse debt minimum gain” and (y) the amount, if any (without duplication of any amount included under clause (x)), that such shareholder is obligated (or is deemed for United States tax purposes to be obligated) to contribute, in its capacity as a shareholder, to the capital of the Company as of the last day of such period. The allocations made pursuant to this Article 65.2 are intended to comply with the provisions of section 704(b) of the Code and the Treasury Regulations thereunder and, in particular, to reflect the Company’s shareholders’ economic interests in the Company, and this Article 65.2 shall be interpreted and applied in a manner consistent with such intention.

65.3	If any Company shareholder unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of income and gain shall be specially allocated to each such shareholder in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance of such shareholder’s Capital Account as quickly as possible. This Section 65.3 is intended to comply with the qualified income offset requirement of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. This Agreement shall be deemed to include “minimum gain chargeback” and “partner nonrecourse debt minimum gain chargeback” provisions within the meaning of the Treasury Regulations under Section 704(b) of the Code. Accordingly, notwithstanding the first sentence of Section 65.2, items of gross income shall be allocated to the shareholders on a priority basis to the extent and in the manner required by such provisions.

65.4	The allocations set forth in this Section 65.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Company shareholders that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 65.4. Therefore, notwithstanding any other provision of Section 65 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each shareholder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such shareholder would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 65.2. In exercising its discretion under this Section 65.4, the Board may take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

65.5	All items of income, gain, losses, deduction and credit shall be allocated for United States federal, state and local income tax purposes so as to reflect, in the judgment of the Board, the allocations of corresponding items for Capital Account purposes under Article 65.2, except to the extent otherwise required by section 704(c) of the Code and the Treasury Regulations promulgated thereunder or as required by Law.

65.6	If during any year of the Company there is a change in any shareholder’s ownership interest in the Company, the Board shall confer with the United States tax advisors to the Company and, in conformity with such advice, allocate the net profit or net loss to the shareholders so as to take into account the varying interests of the shareholders in the Company in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder.

65.7	Without providing prior written notice to the Company and obtaining the prior written consent of the Board, no shareholder will take a position on such shareholder’s United States federal income tax return, in any claim for refund or in any administrative or legal proceedings that is inconsistent with this Article 65 or with any information return filed by the Company and shares with such shareholder.

AUDITS

66.	Audit

Nothing in these Articles shall be construed as making it obligatory to appoint Auditors.

67.	Appointment of Auditors

67.1	Subject to Article 3.6(c) hereof, the Company may in general meeting appoint Auditors to hold office for such period as the Members may determine.

67.2	Whenever there are no Auditors appointed as aforesaid, subject to Article 3.6(c) hereof, the Directors may appoint Auditors to hold office for such period as the Directors may determine or earlier removal from office by the Company in general meeting.

67.3	The Auditor may be a Member but no Director, Officer or employee of the Company shall, during his continuance in office, be eligible to act as an Auditor of the Company.

68.	Remuneration of Auditors

Unless fixed by the Company in general meeting the remuneration of the Auditor shall be as determined by the Directors.

69.	Duties of Auditor

69.1	The Auditor shall make a report to the Members on the accounts examined by him and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article during the Auditor’s tenure of office.

70.	Access to Records

70.1	The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Members.

70.2	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.

VOLUNTARY WINDING-UP AND DISSOLUTION

71.	Winding-Up

71.1	Subject to these Articles, including Article 3 hereof, the Company may be voluntarily wound-up by a Special Resolution of the Company.

71.2	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may, subject to these Articles, including Article 3 hereof, determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any Shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION

72.	Changes to Articles

Subject to the Law, the Memorandum and these Articles, including Article 3.6 hereof, the Company may, by Special Resolution, (a) alter or add to these Articles or (b) change its name.

73.	Changes to the Memorandum of Association

Subject to the Law and these Articles, the Company may from time to time by Special Resolution alter the Memorandum with respect to any objects, powers or other matters specified therein.

74.	Discontinuance

The Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.

OTHER

75.	Notwithstanding anything in these Articles to the contrary, the parties hereto acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of these Articles to the contrary, these Articles shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group , (ii) entity primarily engaged in investment and trading in the secondary securities market; (iii) the ultimate beneficial owner of an Sequoia Entity (or its general partner or ultimate general partner) who is a natural Person, and such Person’s relatives (including but without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law), (iv) any officer, director or employee of a Sequoia Entity (or its general partner or ultimate general partner) and such Person’s relatives, and (v) for the avoidance of doubt, any portfolio companies of any Sequoia Entity and portfolio companies of any affiliated investment fund or investment vehicle of any Sequoia Entity. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC that are exclusively managed by Sequoia Capital. Notwithstanding anything to the contrary set forth herein, this Article 75 may not be amended or waived without the prior written consent of SCC Venture VII Holdco I, Ltd.